Exhibit 5.2

[Fried, Frank, Harris, Shriver & Jacobson LLP Letterhead]

January 19, 2012

The Kroger Co.

1014 Vine Street

Cincinnati, Ohio 45202

Ladies and Gentlemen:

We are acting as counsel to the Underwriters in connection with the Registration Statement on Form S-3 (File No. 333-171183) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of $450,000,000 aggregate principal amount of 2.20% Senior Notes due 2017 (the “Debt Securities”) of The Kroger Co., an Ohio corporation (the “Company”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The Debt Securities are issuable under an indenture, dated as of June 25, 1999, by and between the Company and U.S. Bank National Association (formerly known as Firstar Bank, N.A.), as trustee (as amended by the First Supplemental Indenture dated as of June 25, 1999; the Second Supplemental Indenture dated as of June 25, 1999; the Third Supplemental Indenture dated as of June 25, 1999; the Fourth Supplemental Indenture dated as of September 22, 1999; the Fifth Supplemental Indenture dated as of September 22, 1999; the Sixth Supplemental Indenture dated as of September 22, 1999; the Seventh Supplemental Indenture dated as of February 11, 2000; the Eighth Supplemental Indenture dated as of February 11, 2000; the Ninth Supplemental Indenture dated as of August 21, 2000; the Tenth Supplemental Indenture dated as of May 11, 2001; the Eleventh Supplemental Indenture dated as of May 11, 2001; the Twelfth Supplemental Indenture dated as of August 16, 2001; the Thirteenth Supplemental Indenture dated as of April 3, 2002; the Fourteenth Supplemental Indenture dated as of June 17, 2002; the Fifteenth Supplemental Indenture dated as of January 28, 2003; the Sixteenth Supplemental Indenture dated as of December 20, 2004; the Seventeenth Supplemental Indenture dated as of August 15, 2007; the Eighteenth Supplemental Indenture, dated as of January 16, 2008; the Nineteenth Supplemental Indenture dated as of March 27, 2008; the Twentieth Supplemental Indenture dated as of March 27, 2008; the Twenty-First Supplemental Indenture dated as of November 25, 2008; the Twenty-Second Supplemental Indenture, dated as of October 1, 2009; the Twenty-Third Supplemental Indenture dated as of July 13, 2010 and the Twenty-Fourth Supplemental Indenture, dated as of January 19, 2012, the “Indenture”) incorporated by reference as

Exhibit 4.1 to the Registration Statement. U.S. Bank National Association is referred to herein as the “Trustee.”

For purposes of this opinion, the “Agreements” are the Underwriting Agreement and the Pricing Agreements related to the Debt Securities, dated January 12, 2012, between the Company and the several underwriters party thereto (collectively, the “Underwriters”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic or reproduction copies, of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion.  We have examined, among other documents, the following:

(a)          the Agreements;

(b)         the Indenture; and

(c)          a specimen form of the Debt Securities.

The documents referred to in items (a) through (c) above, inclusive, are referred to herein collectively as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in the Documents, certificates and oral or written statements and other information of or from officers or other appropriate representatives of the Company and others and assume compliance on the part of all parties to the Documents with their respective covenants and agreements contained therein.

We have assumed, for purposes of the opinion expressed herein, that (i) all of the parties to the Documents are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) all of the parties to the Documents have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto; (iv) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinion below as to the Company), enforceable against such parties in accordance with its terms; (v) the Debt Securities have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the Agreements; (vi) all of the parties to the Documents will comply with all laws applicable thereto; and (vii) the Debt Securities conform to the specimen thereof examined by us.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debt Securities, when paid for by the Underwriters in accordance with the terms of the Agreements, will constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following qualifications:

(i)   applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii)  general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and

(iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

We express no opinion as to:

(i)  the validity, binding effect or enforceability of any provision of the Debt Securities or the Indenture relating to indemnification, contribution or exculpation;

(ii)  the validity, binding effect or enforceability of any provision of the Debt Securities or the Indenture related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of

New York, in each case, applying the choice of law principles of the State of New York;

(iii)  the validity, binding effect or enforceability of any provision of the Debt Securities or the Indenture specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(iv)  the validity, binding effect or enforceability of any provision of the Documents containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under any provision of the Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(v)           any provision of the Documents purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(vi)          any provision of the Documents which may be construed to be in the nature of a penalty.

The opinion expressed above is subject to the effect of, and we express no opinion herein as to, the application of state or foreign securities or Blue Sky laws or any rules or regulations thereunder.

The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein or for any other reason.

This opinion is furnished solely for your benefit in connection with internal counsel for the Company rendering an opinion to the Company to be filed as an exhibit to a Current Report on Form 8-K of the Company to be filed with the

Commission, which will be incorporated by reference in the Registration Statement (the “Form 8-K”). We hereby consent to the filing of this opinion as an exhibit to the Form 8-K.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP